Exhibit 99.(p)

CODE OF ETHICS

FIRST PACIFIC ADVISORS, LP

and

FPA FUNDS

CODE OF ETHICS

January 2020

A.                                    BACKGROUND

First Pacific Advisors, LP (“FPA” or the “Company”) serves as the investment adviser to FPA Funds Trust (the “Trust”), FPA Capital Fund, Inc., FPA New Income, Inc., FPA Paramount Fund, Inc., FPA U.S. Value Fund, Inc., and Source Capital, Inc. (each a “Fund” and collectively with the Trust, the “FPA Funds”). In addition, FPA serves as the investment adviser to certain separately managed accounts, sub-advised mutual funds, and FPA Private Funds (together with the FPA Funds, the “Clients”). This Code of Ethics (“CODE”) is being adopted by the FPA Funds and FPA in compliance with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “IC Act”), and Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 204A-1 thereunder, to effectuate the purposes and objectives of those provisions. These provisions make it unlawful for any Employee (as defined below), officer or director of the Funds, the Trust or FPA, in connection with the purchase or sale by such person of a security held or to be acquired by a Client:(1)

•                  To employ a device, scheme or artifice to defraud the Client;

•                  To make to the Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

•                  To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Client; or

•                  To engage in a manipulative practice with respect to the Client.

Each reference herein to “Employee” means:

•                  all FPA personnel;

•                  certain consultants employed by FPA from time to time, as determined by FPA’s Chief Compliance Officer (the “CCO”); and

(1)   A security is deemed to be “held or to be acquired” if within the most recent fifteen (15) calendar days it (i) is or has been held by a Client, or (ii) is being or has been considered by FPA for purchase by the Client.

•                  certain of FPA’s temporary workers, as determined from time to time by the CCO, who are hired on a temporary basis, including those employed by a third party, and interns.

This CODE is predicated on the principle that FPA owes a fiduciary duty to its Clients. As a fiduciary, FPA at all times must serve in its Clients’ best interests and comply with all applicable provisions of the Federal Securities Laws (as defined below). FPA’s employees must avoid activities, interests, and relationships that run contrary to the best interests of Clients, whether as a result of a possible conflict of interest, the improper use of confidential information, diversion of an investment opportunity, or other impropriety with respect to dealing with or acting on behalf of a Client. FPA has implemented separate policies and procedures that seek to address the aforementioned potential conflicts, including, but not limited to:

•                  INSIDER TRADING

•                  TRADE AGGREGATION AND ALLOCATION, BEST EXECUTION, AND SOFT DOLLARS

•                  BUSINESS GIFTS AND ENTERTAINMENT

•                  OUTSIDE BUSINESS ACTIVITIES

•                  POLITICAL CONTRIBUTIONS

This CODE does not attempt to identify all possible conflicts of interest, and literal compliance with each specific provision will not act as a shield from liability for personal trading or other conduct that violates a fiduciary duty to Clients. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct.

B.                                    REPORTING VIOLATIONS

Improper actions by FPA or its Employees could have severe negative consequences for FPA, its Clients, including investors in its pooled investment vehicles (“Investors”), and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the CODE, to the CCO. Issues can be reported in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Directors of the General Partner on the matter. Any problems identified during the review will be addressed in ways that reflect FPA’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by FPA’s senior executives. Retaliation against any Employee who reports a violation of the CODE in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify a Director of the General Partner and/or the CCO.

If the CCO determines that a material violation of this CODE has occurred, he/she will promptly report the violation, and any associated action(s), to the Directors of the General Partner. If the Directors of the General Partner determine that the material violation may involve a fraudulent, deceptive or manipulative act, FPA will report its findings to the FPA Funds’ Board of Directors or Trustees pursuant to Rule 17j-1. The FPA Funds have separately adopted a WHISTLEBLOWER POLICY with respect to complaints involving the FPA Funds.

C.                                    DEFINITIONS

“Access Person” means any director, officer, or employee of: (i)  the FPA Funds; (ii) FPA, including their spouses/partners or their Immediate Families (as defined below); or (iii) any company in a control relationship to the FPA Funds or FPA.(2)  In addition, “Access Person” means any natural person in a control relationship to the FPA Funds or FPA who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Covered Securities.  Unless otherwise determined by the FPA Funds’ CCO in writing, Independent FPA Fund Trustees/Directors and third-party FPA Fund officers are deemed not to be Access Persons under this Code on the grounds that they do not have regular access to information or recommendations regarding the purchase or sale of Covered Securities and risk of abuse is deemed minimal.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated, which includes when a Client has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. “Purchase or sale of a security” includes the writing, purchasing or selling of an option to purchase or sell a security.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An Access Person is deemed to have a Beneficial Interest in securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, Uniform Transfers to Minors Act accounts, partnerships, trusts, and controlling interests in corporations.  Uncertainty as to

(2)   For purposes of this Code, “control” has the same meaning as it does under Section 2(a)(9) of the IC Act.

whether an Access Person has a Beneficial Interest in a security should be brought to FPA’s Compliance Department (“Compliance”). Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1940, as amended.

“Board” refers to the Board of Directors of the Funds and the Board of Trustees of the Trust.

“Covered Security” means a security as defined in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the IC Act,(3) except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization), and repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds (other than Reportable Funds, as defined below); (v) interests in 529 college savings plans; (vi) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies; (vii) physical commodities, (e.g., gold coins), including foreign currencies; and (ix) currency (FX) forwards. For the avoidance of doubt, exchange-traded funds (“ETFs”) and closed-end funds (such as Source Capital, Inc.) are Covered Securities and are thus subject to the preclearance and reporting requirements set forth below.  In addition, investments in private placements or limited offerings are also considered Covered Securities and must be pre-cleared and reported as described below. Included in the category of private investments that are considered Covered Securities are crypto-currencies (e.g., bitcoin, ethereum, etc.) and crypto-currency related securities and businesses (e.g., crypto “futures” (e.g., instruments traded on the CME or any other authorized exchange), utility tokens, private tokens, private crypto funds, and Initial Coin Offerings (“ICOs”), etc.). Any question as to whether a particular investment constitutes a “security” or a ‘Covered Security’ should be referred to Compliance.

“Employee-Related Account” means an account for any of the following persons: (i) the Employee, (ii) the Employee’s Immediate Family (as defined); and (iii) an entity or individual for whom/which the Employee acts as general partner / managing member, trustee, executor or agent.(4)

(3)  A Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting- trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(4)  FPA Private Funds for which an Employee or group of Employees hold a greater than 25% Beneficial Interest are exempt from the following provisions: Sections D.2 and G.; provided however, such funds shall be subject to FPA’s Trade Aggregation and Allocation, Best Execution, and Soft Dollars policies and procedures.

“Equivalent Security” means any security issued by the same entity as the issuer of a Covered Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, futures on single securities, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities and futures on single securities are included even if, technically, they are issued by the Options Clearing Corporation, a futures clearing corporation, or a similar entity.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act (governing disclosure of nonpublic personal information), and any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act (imposing restrictions designed to prevent financial intermediaries from being used in money laundering activities) as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Immediate Family” includes your spouse/domestic partner, minor children and/or stepchildren, and other Relatives who live with you (including adult children and/or stepchildren) if you contribute to their financial support. The definition also includes adoptive relationships. “Relative” means relative by blood, marriage or adoption and not more remote than a first cousin.

“Independent Trustee” means a member of the Board who is not affiliated with FPA and who does not otherwise meet the definition of “interested person” of the Funds or the Trust under Section 2(a)(19) of the IC Act.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

“Reportable Fund” means any open-end fund for which FPA serves as an investment adviser or sub-adviser as defined in Section 2(a)(20) of the IC Act or any open-end fund whose investment adviser or principal underwriter controls FPA, is controlled by FPA, or is under common control with FPA.

“Third-party Fund officer” means an officer of a Fund that is an employee of a Fund service provider that is not FPA or an affiliate of FPA.

“Trustee” means a member of the Board of Directors of the Funds or the Board of Trustees of the Trust.

D.                                    PROHIBITED TRANSACTIONS

1.                                      No Access Person, Independent Trustee, or Third-party Fund officer, shall:

(a)         Engage in any act, practice or course of conduct, which would violate the provisions of Rules 17j-1 and 204A-1 set forth above.

(b)         Transact in any Covered or Equivalent Security if the Access Person, Independent Trustee, or Third-party Fund officer knows that, at the time of such personal transaction, the Covered or Equivalent Security:

(1)         is being considered for purchase or sale for Clients, or

(2)         is being purchased or sold for Clients.

(c)          Disclose to other persons the portfolio holdings of Clients, except as expressly permitted by FPA.(5) In addition, except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes, Access Persons must keep non-public information about Clients (including former Clients) in strict confidence, including the Client’s identity (unless the Client consents), the Client’s financial circumstances, and advice furnished to the Client by FPA. Compliance procedures regarding the use and treatment of confidential information are set forth in FPA’s PRIVACY POLICY.

(d)         “Front-run” any Client transaction, which is a practice generally understood to be knowingly personally trading ahead of or in anticipation of client orders.

(e)          Acquire personally or beneficially any securities in an Initial Public Offering (IPO), in order to preclude any possibility of such person profiting from his or her position with FPA or the FPA Funds. Fixed income IPOs are excluded from this prohibition. Access Persons must pre-clear any such purchases with Compliance, as described below.

NOTE: This prohibition only applies to Independent Trustees and Third-party Fund officers to the extent that such Independent Trustee or Third-party Fund officer obtains information concerning recommendations made to the FPA Funds regarding the purchase or sale of securities in an IPO by the FPA Funds.

(f)           Purchase personally or beneficially any securities in a Private Placement,(6)  without prior approval of Compliance, as described below. Any person authorized to purchase securities in a Private Placement shall disclose that investment when such person plays a part in any subsequent consideration of an investment [on behalf of a Client] in the

(5)   This prohibition is rooted in the fiduciary principle that information concerning the identity of security holdings and financial circumstances of its Clients is confidential.

(6)  FPA Private Funds are exempt from the requirements set forth in Section D.1.(f).

issuer. In such circumstances, FPA’s decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

NOTE: This prohibition only applies to Independent Trustees and Third-party Fund officers to the extent that such Independent Trustee or Third-party Fund officer obtains information concerning recommendations made to the FPA Funds regarding the purchase or sale of Private Placements by the FPA Funds.

2.                                      No Access Person shall, personally or beneficially:

(a)         Transact in Covered or Equivalent Securities that are held in any Client account.(7)

Existing positions held by Client accounts that also are held by Access Persons in any account in which the Access Person has a Beneficial Interest, control, or trading authority may not be sold/covered without the approval of Compliance, as described below. Such approval shall not be granted if there is an open block trade in such security.

(b)         Transact in Covered Securities within the seven (7) calendar day period prior to transaction(s) for a Client in the same or an Equivalent Security if Compliance determines that the Access Person had knowledge that such security was under consideration for purchase or sale. Access Persons who transact in a Covered Security within such period may be required to unwind the transaction at their own cost if Compliance determines that the Access Person had or is deemed to have had knowledge of the Client transaction at the time of their personal or beneficial investment.

Access Persons should be aware that if they sell short a Covered Security and a Client account transacts in the same or an Equivalent Security within seven (7) calendar days, they may be prevented from covering their short transaction with a subsequent purchase.

(c)          Purchase and sell, or sell and purchase, the same (or Equivalent) Covered Securities within sixty (60) calendar days. This prohibition applies to short sales and option transactions. Options transactions require the expiration date to be at a minimum sixty (60) days from trade date. This prohibition applies without regard to tax lot considerations and without regard to profitability. Any exceptions to this policy (e.g., if a security is experiencing unprecedented losses) require advance written approval from the CCO or designee.

(7)  ETFs that are based on a broad-based index are exempt from this restriction. However, they are still subject to the other prohibitions described in Section D, as well as to the pre-clearance and reporting requirements described herein. FPA Private Funds are exempt from this restriction, as well as the seven (7) calendar day restriction set forth in Section D.2.(b).

Trades made in violation of this prohibition may be required to be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to a qualified charity, with the exception of trades in shares of a FPA Fund, in which case any profits realized shall be subject to disgorgement to such FPA Fund.

E.                                    RESTRICTED LIST

Compliance maintains a “Restricted List” of companies about which a determination has been made by the Legal Department (“Legal”) and/or the CCO that it is prudent to restrict trading activity. This might include, for example, a company about which investment personnel may have acquired material, nonpublic information. Legal generally only communicates the Restricted List to Employees who need to know as part of their job function. Employees are not permitted to: (i) disclose the name of any company on the Restricted List to anyone outside the firm; or (ii) discuss any company on the Restricted List with anyone outside the firm.

As a general rule, trading is restricted for companies appearing on FPA’s Restricted List, both for Client and Employee accounts. Similarly, any determination to remove a company from the Restricted List must be approved by Legal. Restrictions with regard to securities on the Restricted List extend to Equivalent Securities.

F.                                     EXEMPTED TRANSACTIONS

The prohibitions of Subparagraphs D.1.(b), D.2.(a), D.2.(b), and D.2.(c) shall not apply to:

1.              Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, and Compliance has exempted such account from personal securities transaction reporting;

2.              Purchases or sales that are non-volitional on the part of the Access Person or Client, as applicable;

3.              Transactions which are part of an Automatic Investment Plan;

4.              Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

5.              Acquisitions through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

G.                                   COMPLIANCE PROCEDURES

FPA utilizes a web-based compliance reporting platform (“Personal Trading Control Center” or “PTCC”) to facilitate Access Persons’ completion of compliance obligations, and certain forms and disclosures required by this CODE. Employee Related Accounts and holdings reports (as set forth below), must be reported through PTCC, unless Compliance permits acceptance of such reports in another form. PTCC is available at https://aca.complysci.com/default.aspx. To the extent that all required information is included in the broker feeds linked to Employee Related Accounts in PTCC, the reports set forth in the Reporting Requirements section below will be deemed complete.  Access Persons should note, however, if Covered Securities are held directly, as is the case of Private Placements, they must manually enter the information such that it is included in applicable reports.

Access Persons are generally only authorized to establish new Employee Related Accounts at PTCC-eligible brokers. Compliance must approve any exceptions in writing.  With respect to non-PTCC eligible accounts established prior to FPA’s implementation of PTCC (“Grandfathered Accounts”), Access Persons are required to ensure that Compliance receives duplicate account statements within the time periods required by the CODE.

1.              Pre-clearance. All Access Persons shall receive prior written approval(8) from Compliance before purchasing or selling Covered or Equivalent Securities, including investments in Private Placements, closed-end funds, and ETFs. Transactions in open-end mutual funds, including Reportable Funds, are not subject to the pre-clearance requirement. Prior to approval of a transaction, Compliance will consider, among other things, the following:

(a)         If the security requested for pre-clearance is a sale transaction (or a buy-to-cover of an existing short position) of a Covered or Equivalent security that is currently held by any Client account, Compliance will confirm whether an open order in the same security or a related security is currently on the trade blotter. Compliance will also seek to confirm with the portfolio manager(s) if they have an expectation (to the best of their knowledge) of transacting in the security within the next seven (7) days.

(b)         If the security requested for pre-clearance is a buy (or sell short) transaction in an ETF that is currently held by any Client account, Compliance will confirm whether: (i) the ETF is based on a broad-based index; and (ii) an open order in the same ETF is currently on the trade blotter.

(c)          If the security requested for pre-clearance is on FPA’s Restricted List, Compliance will review the facts and circumstances surrounding both the pre-clearance request and the reason for the inclusion of the security on the Restricted List.

(8)   In the event that the Access Person requesting pre-clearance is unable to submit a written request for pre-clearance, Compliance may grant telephonic approval and will document such approval in writing.

In all cases, pre-clearance approval is only effective on the day the approval is granted.(9)

2.              Reporting Requirements. In order to provide FPA with information to enable it to determine with reasonable assurance whether there are any indications of scalping,(10) front-running, other abusive trading, or the appearance of a conflict of interest with the trading on behalf of Clients, all Access Persons shall submit the following reports to Compliance showing all holdings and transactions in Covered or Equivalent Securities and securities accounts in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest. For the avoidance of doubt, Reportable Funds are Covered Securities and therefore subject to the Reporting Requirements set forth below.

(a)         Disclosure of Personal Holdings. All Access Persons shall disclose to Compliance all accounts that hold any securities (including any accounts that may hold “Non-Covered Securities”) and all holdings in Covered Securities within ten (10) calendar days of becoming an Access Person (which must be current as of a date not more than forty-five (45) calendar days before the report is submitted) (the “Initial Report”)(11) and annually thereafter (which must be current as of a date not more than forty-five (45) calendar days before submitting the report) (the “Annual Report”). Such reports shall include:

(1)         The title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Interest;

(2)         The name of any broker, dealer or bank with whom the Access Person maintains an account in which securities are held for the direct or indirect benefit of the Access Person; and

(3)         The date that the report is submitted by the Access Person.

(b)         Quarterly Reporting Requirements. Except as provided in Subparagraphs G.3. and G.6. of this Section, Access Persons shall report transactions in any Covered or Equivalent Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest in the security. Reports required to be made under this Subparagraph shall be made not later than thirty (30) calendar days after the end of the

(9)  Compliance recognizes that there may be a timing issue for foreign transactions, whereby a pre-approval may be granted on a certain day, but when the transaction is executed, it may already be the next day in the country of origin. This is acceptable as long as the Employee executes the transaction on the date of pre-approval.

(10)   Scalping occurs when an employee purchases securities for clients for the sole purpose of increasing the value of the same securities held in such employee’s personal accounts.

(11)   Along with the Initial Report, such Access Person must complete an initial certification that they have received, read, and understood the Code and that they agree to comply with the terms thereof. Access Persons are required to complete this certification in PTCC.

calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:(12)

(1)         The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(2)         The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)         The price at which the transaction was effected;

(4)         The name of the broker, dealer or bank with or through whom the transaction was effected; and

(5)         The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities (including Non-Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person, such information shall contain:

(1)         The name of the broker, dealer or bank with which the Access Person established the account;

(2)         The date that the account was established; and

(3)         The date that the report is submitted by the Access Person.

Employees are reminded that they must also report transactions by members of their Immediate Family in accounts over which the Employee has a direct or indirect influence or control.

(c)          Access Persons are not required to make reports under this Section to the extent that information in the report would duplicate information received by FPA pursuant to Rule 204-2(a)(13) of the Advisers Act and that such information is received no later than thirty (30) days after the applicable calendar quarter end.

3.              Each Independent Trustee or Third-party Fund officer who would be required to make an initial or annual holdings report solely by reason of being a Trustee or Third-party Fund officer is exempted from making such a report.

4.              Each Independent Trustee or Third-party Fund officer need only report a transaction in a Covered Security if such Trustee or Third-party Fund officer, at the time of the transaction knew, or, in the ordinary course of fulfilling his official duties as a Trustee or Third-party Fund officer, should have known that, during the fifteen (15) day period immediately preceding or after the date of the transaction by the Trustee or Third-party Fund officer,

(12)   All Access Persons shall be required to submit a report for all periods, including those periods in which no securities transactions were effected (i.e., negative reporting).

such security is or was purchased or sold by the FPA Funds or is or was being considered for purchase or sale by the FPA Funds.

5.              Except as provided in Subparagraph G.2(c) of this Section, Access Persons, with respect to any account in which such person holds any Covered Securities for his or her direct or indirect benefit, shall direct their broker-dealers to send to Compliance duplicate account statements.

6.              Exceptions from Reporting Requirements. Access Persons need not make a report under this Section with respect to: (i) transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control if such account has been exempted in writing from reporting by Compliance,(13) and (ii) transactions effected pursuant to an Automatic Investment Plan.

7.              Certification of Compliance with the CODE.  Every Access Person shall certify within ten (10) calendar days of hire, annually, and upon any material changes to the CODE that:

(13)  In making this determination, Compliance may ask for supporting documentation, such as a copy of the applicable account agreement and/or a written certification from the account manager. In addition, the Access Person will be required to complete additional certifications to confirm the Access Person’s lack of influence or control over the account. To the extent the Access Person is able to direct a trade in an otherwise non-discretionary account, e.g., in the case of tax-loss harvesting, the Access Person must pre-clear such transaction through PTCC and ensure it is included in the quarterly and annual reports, as necessary.

(a)         He or she has read and understand the CODE and recognizes that he or she is subject thereto;

(b)         He or she has complied with the requirements of the CODE and will continue to do so; and

(c)          He or she has reported all personal securities transactions required to be reported pursuant to the requirements of the Code.

H.                                   IMPLEMENTATION, REVIEW AND SANCTIONS

1.              Implementation and Review. Compliance has primary responsibility for enforcing the CODE. Access Persons are required to promptly report any violations of the CODE to Compliance. Enforcement of the CODE includes reviewing the transaction reports and assessing whether Access Persons followed all required internal procedures (e.g., pre-clearance). In this connection, Compliance periodically will compare reports of personal securities transactions with completed and contemplated Client transactions to determine whether noncompliance with the CODE or other applicable trading procedures may have occurred. Access Persons should note that technical compliance with the CODE’s procedures does not automatically insulate from scrutiny trades which show a pattern of abuse of an Access Person’s fiduciary duties to all Clients.

2.              Sanctions.  If a violation of this CODE occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation may be made to the Board and to the Directors of the General Partner. Sanctions for CODE violations may include any or all of the following: (a) a written censure; (b) temporary or permanent suspension of trading for any Employee-Related Account; (c) disgorgement of profit to a qualified charity; and/or (d) any other sanction deemed appropriate by the Board and the Directors of the General Partner.

I.                                        REPORTS TO THE BOARD

No less frequently than annually, Compliance shall furnish to the Board a written report that:

1.              Describes any issues arising under the CODE or procedures since the last report, including, but not limited to, information about material violations of the CODE and sanctions imposed in response to material violations; and

2.              Certifies that FPA, the Funds and the Trust have adopted procedures reasonably necessary to prevent Access Persons from violating the CODE.

J.                                      RETENTION OF RECORDS

This CODE; a list of all persons required to make reports and review reports hereunder from time to time, as shall be updated by Compliance; a copy of each report made by an Access Person hereunder; each memorandum made by Compliance hereunder and a record of any violation hereof and any action taken as a result of such violation; and all other records required under Rules 17j-1 and 204A-1 shall be maintained by FPA, the Funds and the Trust as required under those provisions.

K.                                   TEMPORARY EXEMPTION FROM CODE APPLICATION

Employees of FPA on approved leaves of absence (e.g., maternity leave) may not be subject to the pre-clearance and reporting provisions of the CODE, provided that they meet the following requirements:

1.              They do not participate in, obtain information with respect to, or make recommendations as to, the purchase and sale of securities on behalf of any Client;

2.              They do not have access to information regarding the day-to-day investment activities of FPA;

3.              They do not devote significant time to the activities of FPA; and

4.              Compliance approves such an exemption in writing.

REVISION HISTORY

Adopted: May 2, 2005

Revised: February 13, 2015

Revised: May 12, 2015

Revised: February 8, 2016

Revised: May 14, 2018

Revised:  June 5, 2018

Revised:  October 10, 2019

Revised: January 24, 2020; Effective: January 7, 2020